Exhibit 15 (i)

Consents of Deloitte Touche Tohmatsu and Amyot Exco Thornton

INDEPENDENT AUDITORS’ CONSENT

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852 and No. 333-104104) and in the registration statement on Form F-3 (No. 333-4582 and 333-90686) of Koninklijke Philips Electronics N.V. of our report dated September 10, 2003, relating to the consolidated financial statements of Atos Origin S.A. for the year ended December 31, 2002, appearing in this amendment No. 1 to the Annual Report on Form 20-F of Koninklijke Philips Electronics N.V. for the year ended December 31, 2003.

Paris and Neuilly-sur-Seine
June 29, 2004

Amyot Exco Grant Thornton	Deloitte Touche Tohmatsu

/s/ Daniel Kurkdjian	/s/ Jean-Paul Picard

/s/ Vincent Papazian	/s/ Jean-Marc Lumet